Exhibit 4.10

EXECUTION VERSION

Up to U.S.$200,000,000

REVOLVING SENIOR SECURED CREDIT FACILITY AGREEMENT

dated      December 2014

for

GOLD FIELDS LA CIMA S.A.

arranged by

SCOTIABANK EUROPE PLC

with

THE BANK OF NOVA SCOTIA

acting as Agent

SCOTIABANK PERU S.A.A.

acting as Onshore Security Agent

SCOTIABANK EUROPE PLC

acting as Offshore Security Agent

Ref: PS/IC/JB

Linklaters LLP

CONTENTS

CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	17
3.	Purpose	21
4.	Conditions of Utilisation	21
	SECTION 3
	UTILISATION
5.	Utilisation	22
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment	24
7.	Prepayment and cancellation	25
	SECTION 5
	COSTS OF UTILISATION
8.	Interest	29
9.	Interest Periods	30
10.	Changes to the calculation of interest	30
11.	Fees	31
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross-up and indemnities	33
13.	Increased Costs	37
14.	Other indemnities	38
15.	Mitigation by the Lenders	40
16.	Costs and expenses	40
	SECTION 7
	GUARANTEE
17.	Guarantee and indemnity	42
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	Representations	46
19.	Information undertakings	49
20.	Financial covenants	53
21.	General undertakings	56
22.	Events of Default	63
	SECTION 9
	CHANGES TO PARTIES
23.	Changes to the Lenders	67
24.	Changes to the Obligors	72

(i)

	SECTION 10
	THE FINANCE PARTIES
25.	Role of the Agent, the Security Agent, the Arranger and the Reference Banks	74
26.	Conduct of business by the Finance Parties	83
27.	Sharing among the Finance Parties	83
	SECTION 11
	ADMINISTRATION
28.	Payment mechanics	85
29.	Set-off	89
30.	Notices	89
31.	Calculations and certificates	91
32.	Partial invalidity	91
33.	Remedies and waivers	91
34.	Amendments and waivers	92
35.	Confidential Information	95
36.	Confidentiality of Funding Rates and Reference Bank Quotations	98
37.	Counterparts	100
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
38.	Governing law	101
39.	Enforcement	101

THE SCHEDULES

(ii)

THIS AGREEMENT is dated      December 2014 and made between:

(1)	GOLD FIELDS LA CIMA S.A., a sociedad anónima incorporated and existent under the laws of Peru, with Taxpayer’s I.D. (RUC) 20507828915 and with its principal place of business at Av. El Derby N°055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima (the “Company”);

(2)	GOLD FIELDS LA CIMA S.A., a sociedad anónima incorporated and existent under the laws of Peru, with Taxpayer’s I.D. (RUC) 20507828915 and with its principal place of business at Av. El Derby N°055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima (the “Original Borrower”);

(3)	GOLD FIELDS LA CIMA S.A., a sociedad anónima incorporated and existent under the laws of Peru, with Taxpayer’s I.D. (RUC) 20507828915 and with its principal place of business at Av. El Derby N°055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima (the “Original Guarantor”);

(4)	SCOTIABANK EUROPE PLC as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(6)	THE BANK OF NOVA SCOTIA as agent of the other Finance Parties (the “Agent”);

(7)	SCOTIABANK PERU S.A.A. as onshore security agent for the Finance Parties (the “Onshore Security Agent”); and

(8)	SCOTIABANK EUROPE PLC as offshore security agent for the Finance Parties (the “Offshore Security Agent” and, together with the Onshore Security Agent, the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accordion Increase Amount” means, in respect of an Accordion Increase Request, the amount of the increase in the Commitment requested in that Accordion Increase Request.

“Accordion Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Accordion Increase Confirmation).

“Accordion Increase Date” has the meaning given to it in Clause 2.3 (Increase – Accordion Option).

“Accordion Increase Lender” has the meaning given to it in Clause 2.3 (Increase – Accordion Option).

“Accordion Increase Request” means a request substantially in the form set out in Schedule 13 (Form of Accordion Increase Request).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Law” means with respect to any Party: (a) any domestic statute, law, treaty, code, ordinance, rule, regulation, restriction or by-law; (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorisation, consent, exemption, waiver, right, permit or other approval of any Governmental Authority; applicable to, binding on or affecting such Party or its property in the context in which the term is used herein, in each case whether or not having the force of law (but, if not having the force of law, only to the extent that those subject to it generally comply with it).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Business Day falling one month before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Borrower” means the Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Lima and New York City.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in U.S. dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase – Accordion Option); and

(b)	in relation to any other Lender, the amount in U.S. dollars of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase – Accordion Option),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Concentrate Sale Agreements” means any offtake agreement with a maturity of more than one year entered into by the Company in relation to the sale of mineral concentrates produced by the Company provided that this shall not include any Excluded Sale Agreement until such time (if any) as the Security Agreement referred to in paragraph (b) of Clause 21.22 (Condition Subsequent) has been entered into in relation to that agreement.

“Concentrate Sale Security Agreement” means the security agreement entered into on or about the date of this Agreement between the Offshore Security Agent and the Original Borrower, assigning all rights, title and interest in the Concentrate Sale Agreements and charging certain offshore bank accounts related thereto.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality);

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event;

and payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excluded Sale Agreements” means:

(a)	a concentrate sales agreement dated 29 September 2006 between Gold Fields La Cima S.A. and Pan Pacific Copper Co. Ltd; and

(b)	a concentrate sales agreement dated 2 October 2006 between Gold Fields La Cima S.A. and Norddeutsche Affinerie AG.

“Existing Facility” means the U.S.$200,000,000 facility agreement dated 17 September 2010 between, among others, the Original Borrower, The Bank of Nova Scotia and Banco de Crédito del Perú.

“Facility” means the senior secured revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code and any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; and

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Company, the Agent and the Company or the Security Agent and the Company setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, the Promissory Note, an Accordion Increase Request, an Accordion Increase Confirmation, any Fee Letter, any Accession Letter, the Security Documents and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Security Agent, the Arranger or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any other similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

(i)	used primarily as a method of raising credit; or

(ii)	not made in the ordinary course of business;

(g)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)	any amount raised by the issue of redeemable shares; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.2 (Market Disruption).

“Governmental Authority” means any entity (including any stock exchange) that exercises executive, legislative, regulatory, judicial, municipal or administrative duties corresponding to government duties and has jurisdiction over a person or matters in question.

“Group” means the Obligors and their subsidiaries from time to time.

“Guarantor” means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in paragraph (a) of Clause 2.2 (Increase).

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of Financial Indebtedness.

“Insolvency Event” in relation to an entity means that entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or other official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for U.S. dollars.

“Irrevocable Letter of Instructions” means the letter containing the instructions to complete the Promissory Note, substantially in the form set out in Schedule 17 (Form of Irrevocable Letter of Instructions) delivered or to be delivered to the Onshore Collateral Agent pursuant to Clause 5.6 (The Promissory Note).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase), Clause 2.3 (Increase – Accordion Option) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for U.S. dollars; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for U.S. dollars and for a period equal in length to the Interest Period of that Loan.

“Life of Mine Plan” means a plan prepared by the Company in accordance with industry accepted standards detailing the expected working life of the Cerro Corona mine based on the employment of available capital and the current ore reserves (or such reasonable extension of the ore reserves as a conservative geological analysis may justify).

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means 1.625 per cent. per annum.

“Material Adverse Effect” means any event or circumstance that has had, has or could reasonably be expected to have a material adverse effect on:

(a)	the ability of an Obligor to perform its financial obligations or any other material obligations (including, without limitation, the covenants in Clause 20 (Financial covenants)) under the Finance Documents;

(b)	the validity or enforceability of any of the Finance Documents, any obligation thereunder or the rights or remedies of the Lenders thereunder; or

(c)	the business, operations, property or financial condition of the Group taken as a whole, so as to cause any of the events in paragraphs (a) and (b) above.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 23.1 (Assignment and transfers by the Lenders).

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Company for the financial year ended 31 December 2013.

“Original Obligor” means the Original Borrower or the Original Guarantor.

“Parent” means Gold Fields Limited, a company duly organised under the laws of South Africa.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security” has the meaning given to that term in paragraph (c) of Clause 21.3 (Negative pledge).

“Permitted Transferee” means any entity on the Permitted Transferee List.

“Permitted Transferee List” means the list of entities in Schedule 15 (Permitted Transferee List) as amended from time to time pursuant to Clause 23.3 (Removal of Permitted Transferee).

“Promissory Note” means the incomplete promissory note (pagaré incompleto) issued in accordance with Peruvian law N°27287 (Ley de Titulos Valores) substantially in the form set out in Schedule 16 (Form of Promissory Note) delivered or to be delivered to the Onshore Collateral Agent for the benefit of the Lenders pursuant to Clause 5.6 (The Promissory Note).

“Quasi-Security” has the meaning given to that term in Clause 21.3 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means, in relation to LIBOR, the principal London offices of Scotiabank Europe plc and such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status), Clause 18.2 (Power and authority), paragraph (b) of Clause 18.3 (Binding obligations), Clause 18.4 (Non-conflict with other obligations), Clause 18.5 (Validity and admissibility in evidence), Clause 18.7 (No Event of Default), paragraph (a) of Clause 18.8 (No misleading information), Clause 18.9 (Financial statements), Clause 18.11 (No winding up), Clause 18.12 (No Security), Clause 18.13 (Assets), Clause 18.14 (Insurance), Clause 18.15 (Environmental compliance), Clause 18.16 (Environmental Claim), Clause 18.17 (Taxation), Clause 18.18 (Labour matters), Clause 18.19 (No Material Adverse Effect) and Clause 18.21 (Bankruptcy proceedings).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Payment” has the meaning given to that term in Clause 21.16 (Distributions).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan(s); and

(c)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).

“Sale Agreements” means the Spot Sale Agreements and the Concentrate Sale Agreements.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for U.S. dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Liabilities” has the meaning given to it in each Security Document.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Assets” has the meaning given to it in the relevant Security Document.

“Security Document” means the Concentrate Sale Security Agreement, the Spot Sale Credit Rights Pledge, the Spot Sale Account Pledge and any other security document that may at any time be given as security for any of the Secured Liabilities pursuant to or in connection with any Finance Document.

“Security Property” has the meaning given to it in paragraph 1 (Definitions) of Schedule 8 (Security Agency Provisions).

“Separate Loans” has the meaning given to that term in paragraph (c) of Clause 6 (Repayment of Loans).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Spot Sale Account Pledge” means an onshore account pledge agreement (Contrato de Constitución de Garantía Mobiliaria sobre Depósitos en Cuentas Bancarias) to be entered into pursuant to Clause 21.22 (Conditions subsequent) of this Agreement between the Original Borrower and the Onshore Security Agent pledging the funds available from time to time in certain bank accounts of the Original Borrower into which payments related to the Spot Sale Agreements are to be received and to be in form and substance substantially as per the relevant document agreed prior to the date of this Agreement.

“Spot Sale Agreements” means any offtake agreement with a maturity of one year or less entered into by the Company in relation to the sale of mineral concentrates produced by the Company.

“Spot Sale Credit Rights Pledge” means a pledge over credit rights and cashflows (Contrato de Preconstitución de garantía mobiliaria sobre derechos de crédito, de cesión de derechos en garantía y de comisión de confianza) to be entered into pursuant to Clause 21.22 (Conditions subsequent) of this Agreement between the Original Borrower and the Onshore Security Agent, pledging all of the Original Borrower’s credit rights and all funds arising from such credit rights, under the Spot Sale Agreements, and to be in form and substance substantially as per the relevant document agreed prior to the date of this Agreement.

“Subsidiary” means, in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	in which a majority of the voting rights are held by the holding company (directly or indirectly), either alone or pursuant to an agreement with others;

(c)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(d)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is three years after the date of this Agreement.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Commitments” means the aggregate of the Commitments, up to U.S.$75,000,000 at the date of this Agreement subject to any increase pursuant to Clause 2.3 (Increase – Accordion Option) and to any cancellation or reduction in accordance with this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means the Impuesto General a las Ventas (as regulated by the Texto Único Ordenado de la Ley del Impuesto General a las Ventas e Impuesto Selectivo al Consumo) and its regulations, which, among other things, applies to the supply of goods and services (including financial services) in Peru, as well as services provided by non-residents that are used in Peru, including interest payable on foreign loans (other than interest on loans granted by local or foreign bank or financial entities which are VAT exempted).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, it rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions

“U.S.$” and “U.S. dollars” denote the lawful currency of the United States of America.

“Peruvian Nuevos Soles” denote the lawful currency of Peru.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (b) of Clause 34.2 (Exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving loan facility in U.S. dollars in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount in U.S. dollars of up to the amount of the Available Commitments or Commitments relating to the Facility so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions, (each, an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Commitments relating to the Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to the Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to, respectively, a “transfer” and “assignment”.

2.3	Increase – Accordion Option

(a)	The Company may, by delivery to the Agent of a duly completed Accordion Increase Request, request that the Commitments be increased (and the Total Commitments shall be so increased) as described in, and in accordance with, this Clause 2.3.

(b)	The increase in the Total Commitments requested in an Accordion Increase Request is subject to the following conditions:

(i)	the increased Commitments will be assumed by one or more existing Lenders willing to provide such increase and/or by other banks or financial institutions, (each, an “Accordion Increase Lender”) selected by the Company and acceptable to the Agent (acting reasonably) which shall become a Party as a Lender;

(ii)	the Agent receives the Accordion Increase Request no later than 14 days before the proposed Accordion Increase Date;

(iii)	the Accordion Increase Amount is a minimum amount of U.S.$5,000,000, such smaller amount as required to comply with paragraph (vi) below or any lower amount agreed to by the Agent;

(iv)	the Company may request that the Total Commitments be increased no more than five times;

(v)	the Company confirms that the proposed Accordion Increase Lender is not a member of the Group or an Affiliate of a member of the Group;

(vi)	the Total Commitments, after the increase, will not exceed U.S.$200,000,000 or any other amount agreed to by all the Lenders;

(vii)	no amendment shall be made to the Termination Date;

(viii)	no Default is continuing or would result from the proposed increase in the Total Commitments, in each case on the date of the Accordion Increase Request or the Accordion Increase Date; and

(ix)	in respect of each Accordion Increase Lender:

(A)	the Agent has received and executed a duly completed Accordion Increase Confirmation from that Accordion Increase Lender; and

(B)	in relation to an Accordion Increase Lender which is not already a Lender on the date of the Accordion Increase Confirmation, the Agent has performed and is satisfied with (acting reasonably) all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the additional Commitments by that Accordion Increase Lender and the Agent shall promptly notify to the Company and the Accordion Increase Lender upon being so satisfied.

(c)	The increase in the Total Commitments and the assumption of the additional Commitments by the Accordion Increase Lenders will take effect on the date (the “Accordion Increase Date”) which is the later of:

(i)	the date specified by the Company in the Accordion Increase Request; and

(ii)	the date on which all of the conditions described in paragraph (b) above have been met.

(d)	On and from the Accordion Increase Date:

(i)	the Total Commitments will be increased by the Accordion Increase Amount;

(ii)	each Accordion Increase Lender will assume all the obligations of a Lender in respect of the additional Commitments specified in the Accordion Increase Confirmation of that Accordion Increase Lender;

(iii)	each of the Obligors and each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Accordion Increase Lender would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender;

(iv)	each Accordion Increase Lender which is not a Lender immediately prior to the Accordion Increase Date shall become a Party as a “Lender” and any such Accordion Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Increase Lender and those Finance Parties would have assumed and/or acquired had the Accordion Increase Lender been an Original Lender; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)	Each Accordion Increase Lender, by executing the Accordion Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(f)	The Company shall, on the Accordion Increase Date, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and the Company shall promptly on demand pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in the Total Commitments under this Clause 2.3.

(g)	The Company may pay to an Accordion Increase Lender a fee in the amount and at the times agreed between the Company and the Accordion Increase Lender in a letter between the Company and the Accordion Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)	No Lender shall be under any obligation to execute any Accordion Increase Confirmation.

(i)	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Accordion Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Accordion Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to, respectively, a “transfer” and “assignment”.”

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility:

(a)	to refinance the Existing Facility;

(b)	to finance the working capital requirements of the Borrowers; and/or

(c)	for the general corporate purposes of the Borrowers.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)	Any Separate Loan shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited, which in the case of the Original Borrower shall be an account held with a Peruvian bank.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be U.S. dollars.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of U.S.$5,000,000 or, if less, the Available Facility; or

(ii)	in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 6 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

5.6	The Promissory Note

(a)

The Original Borrower, acting on its own behalf and on behalf of each Additional Borrower (if any), shall deliver to the Agent (on behalf of the Lenders) on or before the date of this Agreement, a duly executed Promissory Note which shall have the amount owed and maturity date left blank to be completed by the Agent (on the instructions of the Lenders) in accordance the Irrevocable Letter of Instructions to be delivered by the Borrower, and with paragraph (b) below.

(b)	Upon an acceleration of the Loans in accordance with Clause 22.15 (Acceleration), the Agent (acting on the instructions of the Lenders) may instruct the Onshore Security Agent to complete the Promissory Note as follows:

(i)	the maturity date shall be inserted by including the date on which the Original Lenders intend to redeem the Promissory Note;

(ii)	the amount outstanding under the Promissory Note shall be inserted by including the amount of the Loans outstanding as at the date the Promissory Note is redeemed and which is payable to the Lenders, together with any accrued interests, and all other amounts accrued or outstanding to the Lenders under the Finance Documents;

(iii)	the currency of the amount owed and payable under the Promissory Note shall be U.S. dollars;

(iv)	in order to complete the Promissory Note, the Agent shall follow the rules included in the Irrevocable Letter of Instructions.

(c)	The Promissory Note shall be:

(i)	signed by a duly authorised signatory of the Original Borrower; and

(ii)	dated the date on which it is issued and delivered to the Agent.

(d)	The Promissory Note shall not be redeemed unless the Agent has issued a notice to the Borrower declaring that the Facility is to be immediately due and payable in accordance with Clause 22.15 (Acceleration).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

Repayment of Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Loan is due to be repaid by that Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 28.1 (Payments to the Agent) in an amount equal to that excess; and

(2)	each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 28.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date in relation to the Facility and will be treated as separate Loans (the “Separate Loans”).

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Change of control

(a)	If the Parent ceases to control a Borrower:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)

if, following a 45 day consultation period with the Company (the “Consultation Period”), a Lender so requires, the Agent shall, by giving notice to the Company not less than five days prior to the end of the Consultation Period, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purposes of paragraph (a) above, “ceases to control” means the Parent ceasing to directly or indirectly:

(i)	hold at least 50 per cent. of a Borrower’s outstanding voting stock; or

(ii)	have the ability to designate or remove the majority of a Borrower’s board members (or equivalent organ); or

(iii)	have the ability, through any means (whether contractual or not), to control the decision making power in a Borrower,

7.3	Voluntary cancellation

A Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility (but, if in part, being a minimum amount of U.S.$10,000,000 and multiples of U.S.$5,000,000 in excess thereof). Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of U.S.$10,000,000 and in multiples of U.S.$5,000,000 in excess thereof) without penalty (other than Break Costs).

7.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(g)

(i)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of the Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase) and Clause 2.3 (Increase – Accordion Option), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably under the Facility.

7.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Company.

(c)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period, LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for U.S. dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in U.S. dollars computed at the rate of 40 per cent. of the Margin on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2	Arrangement fee

The Company shall pay to the Agent (for the account of the Arranger) an initial arrangement fee and a subsequent arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Participation fee

The Company shall pay to the Agent (for the account of each Lender) a participation fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.5	Security agency fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

11.6	Utilisation fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee computed on a daily basis at the applicable rate on each Lender’s participation in the outstanding Loans. The “applicable rate” for any day on which the aggregate amount of all outstanding Loans:

(i)	is less than or equal to U.S.$66,666,666 on that day is 0.075 per cent. per annum;

(ii)	is greater than U.S.$66,666,666, but is less than or equal to U.S.$133,333,333 on that day is 0.15 per cent. per annum; and

(iii)	is greater than U.S.$133,333,333 on that day is 0.25 per cent. per annum.

(b)	The accrued utilisation fee is payable in arrears on the last day of each successive period of three Months which ends during the Availability Period and on the Termination Date.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, that Obligor shall either:

(i)	directly assume the impact of the applicable Tax Deduction on behalf of the relevant Lender pursuant to Article 47 of the Peruvian Income Tax Law (holding the relevant Lender harmless and indemnifying such Lender against any cost, loss or liability arising from such decision); or

(ii)	increase the amount of the payment due from that Obligor to an amount which (after making any relevant Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Any Tax Deduction made by an Obligor pursuant to paragraph (c) above and any payment required in connection with that Tax Deduction shall be made within the time allowed and in the minimum amount required by law.

(e)

If an Obligor is required to make a Tax Deduction, each Finance Party shall (if lawfully able to do so), as soon as reasonably practicable upon written request of the Borrower, (i) provide such Obligor with properly self-completed and self-executed documentation and (ii) use all reasonable endeavours to obtain and provide the Borrower with documentation properly completed and executed by third parties (including Governmental Authorities), necessary under applicable tax laws and regulations to enable that Obligor to make such Tax Deduction (and any payment required in connection with that Tax Deduction) in the minimum amount applicable in accordance with applicable tax laws and regulations. Notwithstanding anything to the contrary contained herein, compliance with any request by an Obligor as set forth in this paragraph (e) shall not apply to the extent that it would require disclosure by any Finance Party of information that is confidential or otherwise materially disadvantageous to disclose and would expose such Finance Party to any unindemnified cost, risk or expense or be materially disadvantageous to it. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made after the date of this Agreement; or, (iii) to the extent that the relevant Finance Party is claiming such costs under its loan agreements with other similar borrowers, the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Agreement:

(i)	“Basel III” means the global regulatory framework on bank capital and liquidity contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010 each as amended, and any other documents published by the Basel Committee in relation to “Basel III”.

(ii)	“CRD IV” means (A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012) and (B) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC2.

(iii)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs), shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with Basel III or CRD IV (or any law or regulation that implements or applies Basel III or CRD IV) in each case to the extent that Increased Costs resulting therefrom have been calculated at the date of this Agreement by the relevant Finance Party.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3	Indemnity to the Agent

The Company and each Obligor jointly and severally shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)	acting as Agent under the Finance Documents (otherwise than by reason of its gross negligence or wilful misconduct).

14.4	Indemnity to the Security Agent

The Company and each Obligor jointly and severally shall promptly indemnify the Security Agent and any Receiver or Delegate against any cost, loss or liability incurred by the Security Agent and any Receiver or Delegate (acting reasonably) as a result of:

(a)	any failure by the Company to comply with its obligations under Clause 16 (Costs and expenses); or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(d)	exercising or purporting to exercise any of the rights, powers, discretions, authorities or remedies vested in it under any Finance Document or by law; or

(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(f)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise than by reason of its gross negligence or wilful misconduct).

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall promptly on demand pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees subject to the agreed caps) reasonably incurred and documented by any of them in connection with: the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

provided that any expenses or costs individually in excess of U.S.$3,000 (or the equivalent in another currency) will be subject to the prior written approval of the Company.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred and documented by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement provided that any expenses or costs individually in excess of U.S.$3,000 (or the equivalent in another currency) will be subject to the prior written approval of the Company.

16.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred and documented by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Security Agent expenses

The Company shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred and documented by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

18.2	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.3	Binding obligations

(a)	The Finance Documents to which it is a party have been duly executed and delivered on its behalf on or around the date of this Agreement.

(b)	The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors).

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any material agreement or instrument binding upon it or any of its assets,

18.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party other than any registration in Peruvian public registries required under the Security; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to the Finance Documents under the law of its jurisdiction of incorporation, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by the Finance Documents to which it is a party.

18.7	No Event of Default

(a)	No Event of Default has occurred or is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject, which might have a Material Adverse Effect.

18.8	No misleading information

To the best of its knowledge and belief:

(a)	all written information provided by or on behalf of it to the Arranger, in connection with the Finance Documents to which it is a party, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and was not misleading in any material respect at such date; and

(b)	there is no fact known to it that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in the Finance Documents or in any other documents or certificates or information provided to the Agent for use in connection with the transactions contemplated in the Finance Documents.

18.9	Financial statements

(a)	The Original Financial Statements were prepared in accordance with IFRS.

(b)	The Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

18.10	No proceedings pending or threatened

No litigation, investigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency is pending or, on the date of this Agreement only and to the best of its knowledge and belief, is threatened against it, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

18.11	No winding up

It has not taken any corporate action, nor has any corporate action or any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against it, for its winding-up, dissolution, administration or re-organisation, or for the enforcement of any Security or Quasi-Security (as defined in Clause 21.3 (Negative pledge)) over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets.

18.12	No Security

No Security or Quasi-Security (as defined in Clause 21.3 (Negative pledge)) exists over all or any of its assets, except for Permitted Security.

18.13	Assets

It has good and valid title to, valid rights to lease or validly leases or licenses all of the assets necessary and has all consents and/or Authorisations necessary to carry on its business as conducted to the extent that failure to comply with this representation could reasonably be expected to have a Material Adverse Effect.

18.14	Insurance

It maintains insurances on and in relation to its business, properties and assets against those risks to the extent that are usual for companies in the jurisdiction in which it conducts its business carrying on a substantially similar business in such jurisdiction.

18.15	Environmental compliance

To the best of its belief and knowledge, it has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Laws and environmental permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

18.16	Environmental Claim

No Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against it where that claim would reasonably be, if determined against it, expected to have a Material Adverse Effect.

18.17	Taxation

(a)	It has paid when due all Taxes required to be paid by it without the imposition of any penalty other than any Taxes:

(i)	being contested in good faith and in accordance with relevant proceedings;

(ii)	for which adequate reserves are being maintained in accordance with IFRS; and

(iii)	where payment can be lawfully withheld.

(b)	It is not materially overdue in the filing of any Tax returns.

18.18	Labour matters

To the best of its belief and knowledge, it complies in all material aspects with the labour rules and regulations applicable to it.

18.19	No Material Adverse Effect

There has been no change in its business, condition (financial or otherwise), operations, performance, properties or prospects since the date of the Original Financial Statements, which could reasonably be expected to have a Material Adverse Effect.

18.20	Immunity

It does not, under the applicable laws of its place of incorporation, have any immunity in respect of the jurisdiction of any court, arbitrator or tribunal whatsoever or in respect of any legal proceeding or complaint.

18.21	Bankruptcy proceedings

It has not voluntarily filed any bankruptcy proceedings under any applicable laws, and, to the best of its knowledge, no third party has initiated any such bankruptcy proceedings against it, and is not involved in any dealings to achieve a general refinancing of its obligations.

18.22	Establishment

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in the United Kingdom.

18.23	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request and the first day of each Interest Period; and

(ii)	in the case of an Additional Obligor, the day on which the company becomes (and on which it is proposed that the company becomes) an Additional Obligor.

(b)	References to the Original Financial Statements shall, for the purposes of any repetition, be construed as references to the most recent audited consolidated financial statements of the Company delivered to the Agent.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements of the Company for that financial year together with those of each Obligor; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each financial quarter, the unaudited consolidated financial statements of the Company for that financial quarter together with those of each Obligor.

19.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors or executive officers of the Company and, if required to be delivered with the audited consolidated financial statements, delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements), by the auditors.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the Company as fairly representing its financial condition as at the date at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is complete and correct in all material respects and shall be prepared in reasonable detail in accordance with IFRS, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

(c)	Paragraph (b) above shall not apply to the extent that, in relation to any sets of financial statements, the Company notifies the Agent that there has been a change in IFRS or the accounting practices or reference periods and its auditors (in the case of its annual audited financial statements) or the Company (in the case of any of its other financial statements) delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(d)	If the Company notifies the Agent of a change in accordance with paragraph (c) above then the Company and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in material alteration in the commercial effect of any of the terms of the Finance Documents; and

(ii)	if so, any amendments to the Finance Documents which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

19.4	Access to records

At any time after the occurrence of an Event of Default and for so long as it is continuing, upon the request of the Agent, the Company shall provide to the Agent or any of its representatives and professional advisors such access to the Company’s records (including its general ledger), books and assets as that person may require at reasonable time and upon reasonable notice.

19.5	Information: miscellaneous

The Company shall supply to the Agent, if the Agent so requests:

(a)	all documents dispatched by the Obligors to their shareholders (or any class of them) or their creditors generally at the same time as they are dispatched;

(b)	promptly, such further information (including an extract of its general ledger) regarding the financial condition, business and operations of the Obligors as any Lender (through the Agent) may reasonably request.

19.6	Life of Mine Plan

The Company shall annually supply the Life of Mine Plan to the Agent within 90 days after the Company’s management has approved it.

19.7	Notices

The Company shall immediately give notice to the Agent and each Lender of:

(a)	the occurrence of an Event of Default promptly upon becoming aware of its occurrence. Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if continuing, specifying the ongoing event or circumstances and the steps, if any, being taken to remedy it);

(b)	the details of any litigation, arbitration or administrative proceedings which are current or, to the best of the Company’s knowledge, threatened or pending against any Obligor, which, if adversely determined against it, could reasonably be expected to have a Material Adverse Effect;

(c)	the details of any material Environmental Claim (not of a frivolous or vexatious nature) that has been commenced or (to the best of its knowledge and belief) that is threatened against any Obligor, or of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Obligor;

(d)	a breach of any financial covenant described in Clause 20 (Financial covenants); and

(e)	registration by any Obligor of an “establishment” in the United Kingdom (as that term is used in Article 2(h) of The Council of the European Union Regulation No 1346/2000 on Insolvency Proceedings).

19.8	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

19.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.	FINANCIAL COVENANTS

20.1	Financial condition

The Company shall ensure that for so long as any Commitment is outstanding under a Finance Document:

(a)	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1;

(b)	the ratio of Consolidated Net Borrowings on the last day of a Measurement Period to Consolidated EBITDA shall not in respect of any Measurement Period exceed 3:1; and

(c)	the Consolidated Tangible Net Worth shall be equal to or greater than U.S.$500,000,000.

20.2	Financial testing

The financial covenants in Clause 20.1 (Financial condition) shall be tested by reference to each of the financial statements delivered pursuant to Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate) and the applicable Measurement Period.

20.3	Definitions

In this Clause 20:

“Cash” means, at any time, cash denominated in U.S. dollars or Peruvian Nuevos Soles in hand or at a bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	the cash is repayable on demand;

(b)	the repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except Security under any Security Documents or Permitted Security (as defined in paragraph (c) of Clause 21.3 (Negative pledge)) constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means, at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investments in marketable debt obligations issued or guaranteed by the government of the United States of America, Canada, Australia, Switzerland or the United Kingdom, any member state of the European Economic Area (provided that such member state has a sovereign credit rating of A- or higher by Standard & Poor’s Rating Services) or any Participating Member State (provided that such Participating Member State has a sovereign credit rating of A- or higher by Standard & Poor’s Rating Services) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, Canada, Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited;

(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(iii)	can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security approved by the Agent,

in each case, denominated in U.S. dollars or Peruvian Nuevos Soles and to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents).

“Consolidated EBITDA” means, for any Measurement Period (having reversed any entries made to reflect fair value gains or losses on financial derivative investments which are undertaken in the normal course of business), Consolidated Profits Before Interest and Tax before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets and before any extraordinary items;

“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Group (and so that no amount shall be included or excluded more than once);

“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group (including any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account;

“Consolidated Profits Before Interest and Tax” means, in respect of any Measurement Period, the consolidated net income of the Group before:

(a)	any provision on account of normal taxation and workers participation; and

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

“Consolidated Net Worth” means, at any time, the total net worth of the Borrower, as reported in the most recent consolidated financial statements of the Borrower;

“Consolidated Tangible Net Worth” means, at any time, the Consolidated Net Worth less intangible assets, as reported in the most recent consolidated financial statements of the Company;

“Measurement Period” means each period of 12 months ending on the last day of the Company’s financial year and each period of 12 months ending on the last day of each quarter of the Company’s financial year; and

“Test Date” means, in any year, each of 31 March, 30 June, 30 September and 31 December.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon written request by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all material respects with all Applicable Laws.

21.3	Negative pledge

In this Clause 21.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below (each a “Permitted Security”):

(i)	any Security or Quasi-Security created prior to the date of this Agreement;

(ii)	any title transfer or retention arrangement entered into by an Obligor in the normal course of its trading activities and on terms no worse than the standard terms of the relevant supplier;

(iii)	any netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver and copper prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

(iv)	any Security or Quasi-Security arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of an Obligor;

(v)	any Security or Quasi-Security over or affecting any asset acquired by an Obligor after the date of this Agreement, provided that the Security or Quasi-Security is not created in contemplation of the acquisition, the principal amount secured is not subsequently increased, and the Security or Quasi-Security is (other than an Security or Quasi-Security otherwise permitted pursuant to paragraph (ii), (iii), (iv) above, or paragraphs (vii), (viii) or (ix) below removed or discharged within six months of the date of the acquisition;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a subsidiary of an Obligor after the date of this Agreement, provided that the Security or Quasi-Security is not created in contemplation of the acquisition, the principal amount secured is not subsequently increased, and the Security or Quasi-Security is (other than a Security or Quasi-Security otherwise permitted pursuant to paragraph (ii), (iii), (iv) above, or paragraphs (vii), (viii) or (ix) below removed or discharged within six months of the date of the acquisition;

(vii)	any Security or Quasi-Security securing indebtedness, the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security other than any permitted under paragraphs (i) to (vi) above, or paragraphs (viii) and (ix) below does not at any time exceed 5 per cent. of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of annual consolidated financial statements of the Obligor);

(viii)	any other Security or Quasi-Security as agreed to by the Agent; or

(ix)	any Security or Quasi-Security arising under the Finance Documents, including the Security Documents.

21.4	Disposals and mergers

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease transfer or otherwise dispose of any assets;

(b)	Paragraph (a) above does not apply to any sale, lease, assignment, transfer or other disposal or any other transaction having similar effects to the aforementioned, by any Obligor:

(i)	under the Sale Agreements; or

(ii)	made in the ordinary course of trading; or

(iii)	of equipment in exchange for other equipment comparable or superior as to type, value and quality; or

(iv)	of obsolete or redundant assets which are no longer required for the efficient operation of the business of an Obligor; or

(v)	to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group (other than a sale, lease, transfer or other disposal referred to in paragraphs (i), (ii) and (iv) above) does not exceed 5 per cent. of the Consolidated Tangible Net Worth in any financial year; or

(vi)	for which the Agent has given its prior consent.

(c)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (each a “Merger”) without the prior consent of the Agent, other than Mergers:

(i)	involving only companies in the mining sector with assets located in Peru or another jurisdiction reasonably acceptable to the Agent;

(ii)	where the surviving company is already an Obligor;

(iii)	where the material subsidiaries (if any) of the companies (other than that Obligor) involved in the Merger accede to this Agreement as Guarantors and assign all rights, title and interest in all of the Sale Agreements it is a party to at the date of the Merger;

(iv)	where, before that Obligor enters into such Merger, the pro forma financial statements are in compliance with Clause 20 (Financial covenants) and all other material obligations (including, without limitation, the provisions of Clause 21 (General Undertakings)) under the Finance Documents;

(v)	that immediately after giving effect to such Merger (and treating any Financial Indebtedness which becomes an obligation of that Obligor as a result of such transaction as having been incurred by that Obligor at the time of such Merger) will not reasonably be expected to cause an Event of Default;

(vi)	where immediately after giving effect to such Merger, the Consolidated Net Worth of the Group is not less than that of the Group immediately prior to the Merger; and

(vii)	where that Obligor has delivered to the Agent a certificate issued by the Chief Financial Officer of that Obligor attaching a legal opinion of that Obligor’s legal counsel stating that such Merger complies with the Finance Documents.

(d)	No Obligor shall enter into any demerger without the prior consent of the Agent.

(e)	No Obligor shall enter into any corporate reorganisation or transformation without the prior consent of the Agent, other than any corporate reorganisation or transformation (not implying insolvency), which is not reasonably expected to have a Material Adverse Effect.

21.5	Change of business

The Company shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

21.6	Insurance

Each Obligor shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent as is usual for companies carrying on the same or a substantially similar business.

21.7	Environmental compliance

Each Obligor shall substantially comply in all material respects with all Environmental Law and obtain and maintain any material environmental permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under any Environmental Law or environmental permit.

21.8	Environmental matters/Claims

Each Obligor shall inform the Agent, in writing as soon as reasonably practical upon becoming aware:

(a)	of any material Environmental Claim (excluding any of a frivolous or vexatious nature) that has been commenced or (to the best of its knowledge and belief) that is threatened against it which could reasonably be expected to have a Material Adverse Effect; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against it which could reasonably be expected to have a Material Adverse Effect.

21.9	Taxation

Each Obligor must pay all Taxes due and payable by it prior to the accrual of any fine or penalty save to the extent that:

(a)	payment of those Taxes is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes in accordance with IFRS; and

(c)	such payment can be lawfully withheld.

21.10	Maintenance of legal status

Each Obligor shall do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation (if required).

21.11	Claims pari passu

Each Obligor shall ensure that at all times the claims of the Lenders against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

21.12	Maintenance of assets

Each Obligor shall ensure that it has good title to or validly leases or licences all of the assets necessary and has all material consents, licences, permits, concessions and/or authorisations necessary to carry on its business as conducted as at the date of this Agreement.

21.13	Loans, investments and guarantees

No Obligor shall:

(a)	make loans to (or provide any other form of credit to);

(b)	make any type of investment on; or

(c)	provide any guarantee in favour of,

any third party other than:

(i)	any:

(A)	loans, credits or investments which do not exceed U.S.$100,000,000 (or the equivalent in another currency) to members of the Group; or

(B)	guarantees which do not exceed U.S.$50,000,000 (or the equivalent in another currency) in favour of members of the Group;

(ii)	loans, credits, investments or guarantees which do not exceed U.S.$2,000,000 (or the equivalent in another currency) in aggregate during the term of the Agreement; or

(iii)	by way of trade credit in the ordinary course of business,

provided that no Event of Default has occurred or is continuing.

21.14	Acquisitions

No Obligor shall, without the prior consent of the Agent, enter into any transaction, acquire any company, business, assets or undertaking where such a transaction or acquisition:

(a)	is not related to that Obligor’s core line of business;

(b)	is made within a jurisdiction not reasonably acceptable to the Agent; or

(c)	could reasonably be expected to have a Material Adverse Effect.

21.15	Transactions with affiliates

No Obligor shall enter into any transaction with any of its Affiliates on terms that are less favourable to that Obligor than if such transaction had been entered into on an arm’s length basis with a non-affiliated party.

21.16	Distributions

No Obligor shall declare or pay any dividend or other payment or distribution in respect of any shares of that Obligor (or the repurchase, redemption or retirement thereof; including for the avoidance of doubt any capital reduction) or of any warrant, option or other right to acquire such shares or in respect of any shareholder loans (including subordinated debt), either directly or indirectly (each, a “Restricted Payment”), if:

(a)	an Event of Default has occurred and is continuing; or

(b)	an Event of Default would occur as a result of such Restricted Payment.

21.17	Financial Indebtedness

(a)	No Obligor shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness:

(i)	arising under the Finance Documents;

(ii)	arising under shareholder loan agreements or other shareholder funding to the extent that such Financial Indebtedness is unsecured and subordinated (to the extent it exceeds U.S.$10,000,000 (or the equivalent in another currency) individually or in aggregate) to the obligations of the Obligors to the Lenders, on terms which are reasonably acceptable to the Agent, and incurred for the purposes of financing general working capital requirements, including capital expenditures of the Obligors;

(iii)	that is unsecured and subordinated (to the extent it exceeds U.S.$10,000,000 (or the equivalent in another currency) individually or in aggregate) to the obligations of the Obligor to the Lenders on terms which are acceptable in all material respects to the Agent;

(iv)	arising under trade credit extended in the ordinary course of business on normal commercial terms (so long as the aggregate amount of such trade credit does not at any time exceed U.S.$50,000,000 (or the equivalent thereof) and which is not more than 90 days due or, if due for more than 90 days, is being contested in good faith);

(v)	in respect of any leases entered into primarily as a method of raising finance or financing the acquisition of an asset up to an aggregate total amount of U.S.$5,000,000 (or the equivalent thereof) at any one time;

(vi)	arising under any environmental bond which any Obligor is required to issue by any Applicable Law;

(vii)	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

(viii)	of any Obligor existing or available on the date of this Agreement;

(ix)	on terms consented to by the Agent;

(x)	acquired by the Obligor as a consequence of a Merger as defined in paragraph (c) of Clause 21.4 (Disposals and mergers); or

(xi)	not falling within paragraphs (i) to (x) above, provided that the aggregate amount of all Financial Indebtedness permitted under this paragraph (xi) does not at any time exceed U.S.$20,000,000 (or its equivalent).

21.18	Assignment of the Facility

No Obligor shall, without the prior consent of all Lenders, assign or transfer the Facility or its rights and obligations under any of the Finance Documents.

21.19	Registration of the Peruvian Security

The Obligors shall take any and every action reasonably necessary or desirable so that the relevant Security Documents are duly registered before the competent Peruvian public registries within 30 Business Days after the date of their execution.

21.20	Payment instructions

(a)	The Obligors shall procure that the Sale Agreements include irrevocable payment instructions to the purchasers under the Sale Agreements to make all payments thereunder to the accounts detailed in the Security Documents.

(b)	The Obligors shall promptly deliver to the Agent a copy of any and all notices required to be delivered in accordance with the Security Documents.

21.21	Intercompany debts

Other than as permitted under this Agreement, no Obligor shall at any time have outstanding debt with affiliates, shareholders, directors or managers that are not subordinated in right of payment to the Secured Liabilities, for an amount, individually or in the aggregate, exceeding U.S.$10,000,000 (or the equivalent in another currency).

21.22	Conditions subsequent

(a)	The Company shall use all reasonable endeavours to obtain, as soon as reasonably practicable following the date of this Agreement, the consent of the relevant counterparty to each Excluded Sale Agreement to the assignment by way of security of such Excluded Sale Agreement in favour of the Offshore Security Agent for the benefit and on behalf of the Finance Parties.

(b)	Promptly following receipt by the Company of the consents referred to in paragraph (a) above, the Company and the Offshore Security Agent shall enter into a Security Document (which shall be in form and substance as per the Concentrate Sale Security Agreement) pursuant to which the Company will assign by way of security its rights in respect of such Excluded Sale Agreement in favour of the Offshore Security Agent for the benefit of the Finance Parties.

(c)	The Company and the Onshore Security Agent shall, by no later than 31 January 2015 and, in any case, on the same date of execution of the release of all Security Agreements (as defined in the Existing Facility) that are governed by Peruvian law, execute the Spot Sale Credit Rights Pledge and the Spot Sale Account Pledge.

(d)	The Company shall procure that, as soon as reasonably practicable following the first Utilisation Date, and in any case by no later than 31 January 2015, all Security Agreements (as defined in the Existing Facility) that are governed by Peruvian law are released, and that such release is duly registered before the competent Peruvian public registries no later than 15 Business Days after the signing of the release.

(e)	The Onshore Security Agent and the Offshore Security Agent shall each cooperate in good faith with the Company to ensure that the Company is able to comply with its obligations under this Clause 21.22.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22, is an Event of Default in respect of each Obligor (save for Clause 22.15 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants) and Clauses 22.4 (Misrepresentation) to 22.14 (Litigation)).

(b)	No Event of Default under paragraph (a) above will occur if:

(i)	the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply; or

(ii)	in respect of a breach of Clause 18.17 (Taxation), the aggregate amount of such breach or breaches does not exceed U.S.$5,000,000.

22.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of that Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation:

(i)	are capable of remedy; and

(ii)	are remedied within 10 Business Days of the earlier of the Agent giving notice and that Obligor becoming aware of the misrepresentation.

(b)	No Event of Default will occur under paragraph (a) above if the Taxes in respect of which the representation contained in Clause 18.17 (Taxation) was made does not individually or in aggregate exceed an amount of U.S.$5,000,000 at any time.

22.5	Cross-default

(a)	Any Financial Indebtedness of an Obligor is not paid when due, nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than U.S.$5,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its Financial Indebtedness or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Clause 22.7 (Insolvency proceedings) below.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of an Obligor.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

(a)	the bankruptcy, insolvency or equity restructuring proceedings of an Obligor;

(b)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(c)	a composition, compromise, assignment or arrangement with any creditor or class of creditors of an Obligor;

(d)	the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any member of an Obligor or any of its assets; or

(e)	enforcement of any Security or Quasi-Security (as defined in Clause 21.3 (Negative pledge) over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith or discharged within 30 days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction) since the Obligor was served.

22.8	Failure to comply with final judgment

An Obligor fails within five Business Days of the due date to comply with or pay any sum due from it under any final judgment, order or arbitral award entered against an Obligor involving individually or in aggregate a liability of U.S.$5,000,000 (or the equivalent in another currency) or more.

22.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.10	Repudiation and unenforceability

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against that Obligor or any obligation therein ceases to be legal, valid, binding or enforceable; or any of the Security Documents shall cease, for any reason, to be in full force and effect, or any lien created by the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than due to any Finance Party’s gross negligence or wilful misconduct.

22.11	Governmental intervention

By or under the authority of any government:

(a)	the management of an Obligor is wholly or partially displaced or the authority of the Obligor in the conduct of its business is wholly or partially taken over; or

(b)	all or a majority of the issued shares of the Obligor are seized, nationalised, expropriated or compulsorily acquired; or

(c)	properties, revenues or assets of the Obligor, individually or in aggregate, at any time comprising equal to or greater than 5 per cent. of the Consolidated EBITDA and/or 5 per cent. of the gross assets of the Group are seized, nationalised, expropriated or compulsorily acquired.

22.12	Material adverse change

Any change occurs in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company since the date of the Original Financial Statements that could reasonably be expected to have a Material Adverse Effect.

22.13	Cessation of business

The Company ceases to carry on the business which it undertakes at the date of this Agreement.

22.14	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against an Obligor or its assets or revenues that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

22.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	A Lender proposing to effect any assignment or transfer of their rights and/or obligations under the Finance Documents shall give the Company and Agent 10 Business Days’ prior written notice (each such period, a “Notice Period”) of any such proposed assignment or transfer.

(b)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	made at a time when an Event of Default is continuing; or

(iii)	to a Permitted Transferee.

(c)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Removal of Permitted Transferee

(a)	Other than during the Notice Period, the Company (acting reasonably) may at any time deliver a written notice to the Agent specifying:

(i)	its intention to remove a Permitted Transferee from the Permitted Transferee List; and

(ii)	the grounds on which it wishes to remove the Permitted Transferee from the Permitted Transferee List.

(b)	If the Agent is satisfied (acting reasonably) that the Company has reasonable grounds for the removal of that Permitted Transferee, the Agent shall notify the Company in writing of its decision and such Permitted Transferee shall cease to be a Permitted Transferee and be removed from the Permitted Transferee List, provided that, to the extent that such Permitted Transferee is already a Lender as at the date of such removal, such removal shall not oblige any other Lender to acquire or re-acquire such Permitted Transferee’s participation in any Loan.

(c)	The Agent shall notify the Lenders upon removal of such Permitted Transferee from the Permitted Transferee List in accordance with this Clause 23.3.

23.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of U.S.$3,500.

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement, and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.7	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 23.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.8	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Accordion Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, an Increase Confirmation or Accordion Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.10	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) or any assignment pursuant to Clause 23.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any wholly owned Subsidiary of the Parent duly organised under the laws of Peru becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any wholly owned Subsidiary of the Parent duly organised under the laws of Peru becomes an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.5	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT, THE SECURITY AGENT, THE ARRANGER AND THE REFERENCE BANKS

25.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English or Peruvian law, or any other law from time to time designated by the Security Agent and an Obligor.

(c)	Except as expressly provided in paragraph (b) above, each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(d)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

(a)	The Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as appropriate) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Other than to the extent that the Majority Lenders notify the Agent or the Security Agent (as appropriate) in writing to the contrary before the Agent or the Security Agent (as appropriate) gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent or the Security Agent (as appropriate) to give that notification. The Agent and the Security Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.3	Duties of the Agent and the Security Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Accordion Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation or any Accordion Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent and the Security Agent shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no other shall be implied).

(g)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

25.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

25.6	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Agent (except as expressly provided in any Finance Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.7	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.8	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent and/or the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent and/or the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Agent and/or the Security Agent in its reasonable opinion deems this to be necessary.

(e)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents, and the Agent and Security Agent shall not, in respect of any agent, (i) be liable for any error of judgment made by such agent and (ii) be bound to supervise or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such agent unless such error or such loss was caused by the Agent’s or the Security Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall, as soon as reasonably practicable, disclose the same upon the written request of the Company or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.9	Responsibility for documentation

Neither the Agent, the Security Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information, the use of which may be regulated or prohibited by Applicable Law or regulation relating to insider dealing or otherwise.

25.10	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause 25.11.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender, and each Lender confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent or the Security Agent’s liability, any liability of the Agent or the Security Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Security Agent at any time which increase the amount of that loss. In no event shall the Agent or the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or the Security Agent has been advised of the possibility of such loss or damages.

25.12	Lenders’ indemnity to the Agent and the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement is related to the liability of the Agent or Security Agent to an Obligor.

25.13	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates acting through an office in the same jurisdiction of incorporation as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or, as the case may be, Security Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent (after consultation with the Company) may appoint a successor Agent or Security Agent (acting through an office in the same jurisdiction of incorporation).

(d)	If the Agent or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or security agent and the Agent or, as the case may be, the Security Agent is entitled to appoint a successor Agent or Security Agent (as appropriate) under paragraph (c) above, the Agent or the Security Agent (as appropriate) may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or Security Agent (as appropriate) to become a party to this Agreement as Agent or Security Agent (as appropriate)) agree with the proposed successor Agent or Security Agent (as appropriate) amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent and Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee or security agency fee payable under this Agreement which are consistent with the successor Agent and Security Agent’s normal fee rates, and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(f)	The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Security Property to that successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent and Security Agent shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Company, the Majority Lenders may, by giving three days’ notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

25.14	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

(a)	Subject to Clause 23.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may, by notice to the Agent, appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any other information provided by the Agent, the Security Agent, any Party or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Management Time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and expenses) and paragraph (a) of Clause 25.12 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 11 (Fees).

25.18	Security Agency Provisions

The provisions of Schedule 8 (Security Agency Provisions) shall bind each Party.

25.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents, the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

25.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.20 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

25.21	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 25.20 (Role of Reference Banks), paragraph (b) of Clause 34.2 (Exceptions) and Clause 36 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents, then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 28.12 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback and pre-funding) and Clause 28.12 (Payments to the Security Agent), be made available by the Agent, as soon as practicable after receipt, to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in, or towards purchase of, any amount of any currency to be so applied.

28.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

(c)	If the Agent or the Security Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent or Security Agent (as appropriate) does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent or the Security Agent (as appropriate) shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent or the Security Agent (as appropriate) the amount (as certified by the Agent or the Security Agent (as appropriate)) which will indemnify the Agent or the Security Agent (as appropriate) against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with paragraph (h) of Clause 25.13 (Resignation of the Agent or the Security Agent), each Paying Party shall (other than to the extent that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 28.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with all the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

28.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, U.S. dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated pursuant to this Agreement on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated pursuant to this Agreement when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than U.S. dollars shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents, notwithstanding the provisions of Clause 34 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.12	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 30.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed to only become effective on the following day.

30.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent and the Security Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication to be made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents, shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing, or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or commission payable;

(iv)	an increase in any Commitment or the Total Commitments (other than, in each case, any such increase pursuant to and in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase – Accordion Option), an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 7.2 (Change of control), Clause 7.7 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 38 (Governing law) or Clause 39.1 (Jurisdiction);

(viii)	the nature or scope of, or the release of, any Security created by the Security Agreements, unless such release is related to the sale or disposal of an asset which is the subject of such Security, where such sale or disposal is expressly permitted under this Agreement; or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arranger or that Reference Bank, as the case may be.

34.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in the total of that Defaulting Lender’s Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver or amendment of, or in relation to, any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request: and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.5	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 15 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” (or other similar) checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

35.	CONFIDENTIAL INFORMATION

35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its, or their, officers, directors, employees, professional advisers, auditors, partners and Representatives, such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers), such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 38 (Governing law);

(vi)	the names of the Agent, the Security Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility;

(ix)	amount of Total Commitments;

(x)	currency of the Facility;

(xi)	type of Facility;

(xii)	ranking of the Facility;

(xiii)	Termination Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider, and the information associated with each such number, may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

36.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this this Clause 36.

36.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 36.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Hackwood Secretaries Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(b)	agrees that the failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (U.S.$)

Scotiabank Europe plc	75,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by the requisite portion of holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which each Obligor is a party.

(e)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

(a)	Confirmation from the Security Agent that it has received each of the following documents in form and substance satisfactory to it:

(i)	A copy of the Concentrate Sale Security Agreement, duly executed by the Parties to it.

(ii)	Notices of charge or assignment of Bank Accounts or Receivables signed by the Company, all as required by the Concentrate Sale Security Agreement.

In this paragraph 2, the terms “Bank Account” and “Receivable”, have the meanings given to them in the Concentrate Sale Security Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Rebaza, Alcázar & De Las Casas, Abogados, legal advisers to the Arranger and the Agent in Peru, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 39.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	The Original Financial Statements of each Original Obligor.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably and in good faith) considers to be necessary or desirable (and of which it has notified the Company two Business Days prior to the date of this Agreement accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	Evidence that any amounts outstanding under the Existing Facility have been or will be irrevocably cancelled and prepaid in full on or before the first Utilisation Date.

(f)	A copy of the latest Life of Mine Plan.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If the Additional Guarantor is incorporated in England and Wales, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.	A legal opinion of Allen & Overy LLP, legal advisers to the Arranger and the Agent in England.

10.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably and in good faith) considers to be necessary or desirable (and of which it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

13.	A supplemental Security Agreement, duly executed by the Additional Obligor, together with such other documents relating to the security granted pursuant to that supplemental Security Agreement, as the Security Agent may require.

SCHEDULE 3

UTILISATION REQUEST

From:	[Name of relevant Borrower]

To:	The Bank of Nova Scotia

Dated:

Dear Sirs

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan].]/[The proceeds of this Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	The Bank of Nova Scotia as Agent

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)

Dated:

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.6 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.6 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

The Bank of Nova Scotia
By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	The Bank of Nova Scotia as Agent and Gold Fields la Cima S.A. as Company, for and on behalf of each Obligor

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)

Dated:

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.7 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[1]

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Accordion Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[1]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement and any non-contractual obligations arising out of, or in connection with, it are governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

The Bank of Nova Scotia

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	The Bank of Nova Scotia as Agent

From:	[Subsidiary] and Gold Fields la Cima S.A.

Dated:

Dear Sirs

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Gold Fields la Cima S.A. confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.][2]

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Accession Letter has been delivered as a deed on the date stated at the beginning of this Accession Letter.]

Gold Fields la Cima S.A.	[Subsidiary]

[2]	Include in the case of an Additional Borrower.

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	The Bank of Nova Scotia as Agent

From:	[resigning Guarantor] and Gold Fields la Cima S.A.

Dated:

Dear Sirs

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 24.6 (Resignation of a Guarantor), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Gold Fields la Cima S.A.	[Subsidiary]

By:	By:

SCHEDULE 83

SECURITY AGENCY PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:

(a)	the Security Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

(a)	The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

(b)	Subject to paragraph (c) below, paragraph (a) above shall not apply to any Security Document which is expressed to be, or is construed to be, governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

(c)	Paragraph (b) above shall not affect or limit the applicability of the provisions of this Schedule 8 with respect to any Security Document which is expressed to be, or is construed to be, governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Security Assets.

[3]	Scotia Peru to confirm.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Security Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Secured Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Security Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Security Assets.

10.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Secured Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

11.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

12.	Suspense account

Subject to paragraph 13 (Timing of distributions) below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from any Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 11 (Investments).

13.	Timing of distributions

Distributions by the Security Agent shall be made as and when determined by it.

14.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

15.	Unwinding

Any appropriation or distribution, which later transpires to have been, or is agreed by the Security Agent to have been, invalid, or which has to be refunded, shall be refunded and shall be deemed never to have been made.

16.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

17.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	The Bank of Nova Scotia as Agent

From:	Gold Fields la Cima S.A.

Dated:

Dear Sirs

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.	We confirm that:

(a)

(i)	Consolidated EBITDA for the Measurement Period ending on [ ] was [ ]; and

(ii)	Consolidated Net Finance Charges for the Measurement Period ending on [ ] was [ ],

therefore the ratio of Consolidated EBITDA to Consolidated Net Finance Charges for the Measurement Period ending on [                    ] was [                    ].

(b)

(i)	Consolidated Net Borrowings for the Measurement Period ending on [ ] was [ ]; and

(ii)	Consolidated EBITDA for the Measurement Period ending on [ ] was [ ],

therefore the ratio of Consolidated Net Borrowings to Consolidated EBITDA for the Measurement Period ending on [                    ] was [                    ].

(c)	Consolidated Tangible Net Worth on [ ] was [ ].

2.	[We confirm that no Default is continuing.][4]*

[4]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Signed:	Signed:

Director of	Director of
Gold Fields la Cima S.A.	Gold Fields la Cima S.A.

[insert applicable certification language]

for and on behalf of name of auditors of Gold Fields la Cima S.A.

SCHEDULE 10

EXISTING SECURITY/QUASI-SECURITY

Name of Member of Group	Security/Quasi-Security	Total Principal Amount of Indebtedness Secured

Gold Fields La Cima S.A.	Offshore Security and Accounts Managed Deed	U.S.$200,000,000 Syndicated Loan Agreement

SCHEDULE 11

TIMETABLES

“D – ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D – 3 10:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D – 3 11:00 a.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

SCHEDULE 12

FORM OF INCREASE CONFIRMATION

To:	The Bank of Nova Scotia as Agent, Scotiabank Peru S.A.A. as Security Agent and Gold Fields la Cima S.A. as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase).

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	[The Increase Lender confirms that it is not a member of the Group or an Affiliate of a member of the Group.]

5.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

6.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

7.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

8.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [                    ].

Agent

By:

SCHEDULE 13

FORM OF ACCORDION INCREASE REQUEST

From:	[Company]

To:	[Agent]

Dated:	[ ]

Dear Sirs

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

(a)	We refer to the Agreement. This is an Accordion Increase Request. Terms defined in the Agreement have the same meaning in this Accordion Increase Request unless given a different meaning in this Accordion Increase Request.

(b)	We wish to request an increase of the Total Commitments on the following terms:

Proposed Accordion Increase Date: [                    ] (or, if that is not a Business Day, the next Business Day)

Accordion Increase Amount: [                    ]

Total Commitments following increase: [                    ]

(c)	The Accordion Increase Amount will be met by the following Accordion Increase Lenders increasing their Commitments and/or acceding to the Agreement in respect of the Commitments (as applicable) set out below:

Accordion Increase Lender	Current Commitment (if applicable)	Commitment after increase

[ ]	[ ]	[ ]

[ ]	[ ]	[ ]

(d)	This Accordion Increase Request is irrevocable.

Yours faithfully

Authorised signatory for [Company]

SCHEDULE 14

FORM OF ACCORDION INCREASE CONFIRMATION

To:	[ ] as Agent and [ ] as Company

From:	[the Accordion Increase Lender] (the “Accordion Increase Lender”)

Dated:

Gold Fields la Cima S.A. – Up to U.S.$200,000,000 Revolving Senior Secured Credit Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accordion Increase Confirmation. Terms defined in the Agreement have the same meaning in this Accordion Increase Confirmation unless given a different meaning in this Accordion Increase Confirmation.

2.	We refer to Clause 2.3 (Increase – Accordion Option) of the Agreement.

3.	The Accordion Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Accordion Increase Lender and the Relevant Commitment is to take effect (the “Accordion Increase Date”) is [ ].

5.	[On the Accordion Increase Date, the Accordion Increase Lender becomes party to the Finance Documents as a Lender.]

6.	[The Facility Office and address, fax number and attention details for notices to the Accordion Increase Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule hereto.]

7.	The Accordion Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.3 (Increase – Accordion Option) of the Agreement.

8.	This Accordion Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accordion Increase Confirmation.

9.	This Accordion Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Accordion Increase Confirmation has been entered into on the date stated at the beginning of this Accordion Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Accordion Increase Lender

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Accordion Increase Lender]

By:

This Accordion Increase Confirmation is accepted as an Accordion Increase Confirmation for the purposes of the Agreement by the Agent and the Accordion Increase Date is confirmed as [                    ].

Agent

By:

SCHEDULE 15

PERMITTED TRANSFEREE LIST

Banco de Crédito del Perú S.A.

The Bank of Nova Scotia

Citi Group Inc.

Banco Internacional del Perú S.A.A. (Interbank)

Hongkong Shanghai Banking Corporation Limited (HSBC)

Banco Santander

Banco Interamericano de Finanzas S.A. (BIF)

Deutsche Bank AG

BNP Paribas

Natixis

Credit Suisse

Société Générale

Credit Agricole Corporate and Investment Bank (Crédit Agricole CIB)

Bank of America Merrill Lynch

JP Morgan Chase

Royal Bank of Scotland (RBS)

Bank of Tokio – Mitsubishi UFJ, Ltd

Sumitomo Mitsui Banking Corporation

Barclays PLC

ABN AMRO Bank N.V.

Standard Chartered Bank

Standard Bank

Bank of China

China Development Bank (CDB)

Banco de Crédito e Inversiones (BCI)

Banco Español de Crédito S.A. (Banesto)

Corporación Financiera de Desarrollo S.A. (COFIDE)

Banco Interamericano de Desarrollo (BID)

Mercantil Commerzbank AG

Banco Latinoamericano de Comercio Exterior S.A. (Bladex)

Banco do Brasil S.A.

ING Bank N.V.

Any Affiliate of, or any bona fide and established trust or fund or other entity managed by, any of the banks or financial institutions listed in this Schedule 15 provided that such Affiliate, trust, fund or other entity is not a hedge fund and is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

SCHEDULE 16

FORM OF PROMISSORY NOTE

P A G A R É

POR: U.S.$

VENCE EL:

Nosotros, Gold Fields La Cima S.A. (el “Deudor”), con RUC N° 20507828915, sociedad debidamente inscrita en la Partida N°11606015 del Registro de Personas Jurídicas de Lima, debidamente representada por sus apoderados los señores [*], identificado con DNI N° [*], y [*], identificado con DNI N° [*], según poderes debidamente inscritos en la Partida N° 11606015 del Registro de Personas Jurídicas de Lima, debemos y nos obligamos a pagar incondicionalmente a la orden y disposición de Scotiabank Perú S.A.A. (el “Banco”), la suma de U.S.$          (         y 00/100 Dólares de los Estados Unidos de América), que al vencimiento del presente Pagaré nos obligamos a devolver, mediante fondos disponibles de inmediato y en la misma moneda, en las oficinas del Banco ubicadas para estos efectos en [*] o en el lugar en que se presente este Pagaré a cobro.

En adición al importe consignado en este Pagaré, partir de la fecha de vencimiento de este Pagaré y hasta su pago íntegro, nos obligamos a abonar intereses compensatorios a una tasa nominal anual de     % sobre el monto del principal (la “Tasa de Interés Compensatorio”).

En caso de no ser pagado el monto debido bajo este Pagaré en la fecha de su vencimiento, nos obligamos a abonar los intereses moratorios a una tasa nominal igual a dos por ciento (2%) adicionales a la Tasa de Interés Compensatorio, que se devengará automáticamente desde la fecha de vencimiento de este Pagaré hasta el día de su pago total más gastos notariales, costos y costas judiciales y extrajudiciales incurridos por el Banco en razón de nuestro incumplimiento.

En aplicación de lo dispuesto por el artículo 49° de la Ley de Títulos Valores, aprobada mediante Ley N° 27287, autorizamos expresamente para que el tenedor del presente Pagaré pueda prorrogar a su vencimiento o después de él, el plazo de vencimiento, ya sea por su importe total, cantidad menor o mayor que tuviera a bien concedernos el tenedor, sin requerirse de nuestra expresa suscripción, procediendo a su ejecución por el solo mérito de haber vencido su plazo sin haberse prorrogado. Bastará que las prórrogas sean anotadas en este mismo documento sin que sea necesario para su plena validez que lo suscribamos nuevamente.

Para todos los efectos y consecuencias que pudieran derivarse de la emisión del presente Pagaré, el Deudor declara que su domicilio se encuentra ubicado en Av. El Derby N° 055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, Distrito de Santiago de Surco, Provincia y Departamento de Lima.

De conformidad con lo establecido por el artículo 52° de la Ley de Títulos Valores, queda expresamente establecido que el presente Pagaré no requiere ser protestado. Sin embargo, el tenedor queda facultado a protestarlo por falta de pago si así lo estimare conveniente; caso en el que asumiremos los gastos de tal diligencia notarial o de la formalidad sustitutoria correspondiente. El protesto podrá ser efectuado mediante notificación que se curse al domicilio del Deudor.

Queda establecido que las obligaciones contenidas en este Pagaré no se extinguirán aun cuando por culpa del Banco se hubiese perjudicado este Pagaré, constituyendo el presente acuerdo pacto en contrario a lo dispuesto por el artículo 1233° del Código Civil.

El presente Pagaré se emite incompleto, de conformidad con el artículo 10° de la Ley de Títulos Valores. Por la presente declaramos que hemos recibido copia del presente Pagaré y de la carta de instrucciones para su llenado, y que hemos entregado originales de los mismos al Banco.

Nos sometemos expresamente a la jurisdicción y competencia de los Jueces y Tribunales del Distrito Judicial del de Lima, renunciando al fuero de nuestro domicilio y señalamos como domicilio para estos efectos a aquel que aparece indicado precedentemente.

El presente Pagaré se rige por las leyes de la República del Perú.

Lima,                     .

GOLD FIELDS LA CIMA S. A.

•	RUC N°: 20507828915

•	Dirección: Av. El Derby N° 055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, Distrito de Santiago de Surco, Provincia y Departamento de Lima

•	Representantes:	[—], identificado con DNI N° [—]
[—], identificado con DNI N° [—]

•	Datos de Inscripción de Poderes: Asiento [—] de la Partida N° 11606015 del Registro de Personas Jurídicas del Lima.

SCHEDULE 17

FORM OF IRREVOCABLE LETTER OF INSTRUCTIONS

Lima, [*] de [*] de 2014.

Para: Scotiabank Perú S.A.A. (el “Banco”)

Estimados señores:

Hacemos referencia al pagaré incompleto de fecha [*] de [*] de [*] emitido bajo ley peruana por nosotros, Gold Fields La Cima S.A.A. (el “Deudor”) a favor del Banco (el “Pagaré”), de conformidad con la Cláusula 5.6 del Revolving Senior Secured Credit Facility Agreement suscrito entre el Deudor y, entre otros, Scotiabank Europe PLC, The Bank of Nova Scotia (en su condición de Agente) y el Banco (en su condición de Agente Local de Garantías) con fecha [*] de [*] de 2014, en los términos y condiciones que constan en dicho documento, así como sus posteriores ampliaciones o modificaciones (el “Contrato de Préstamo”), en virtud del cual Scotiabank Europe PLC y otros prestamistas otorgaron al Deudor un préstamo hasta por US$ 200’000,000 (Doscientos Millones y 00/100 Dólares de los Estados Unidos de América) (el “Préstamo”). Por la presente les proporcionamos las siguientes instrucciones irrevocables para completar el Pagaré:

a)	El Deudor autoriza al Banco a completar el Pagaré en caso sea así instruido por The Bank of Nova Scotia, en su calidad de Agente bajo el Contrato de Préstamo, por haberse declarado vencidos todos los plazos aplicables al Préstamo, de acuerdo a lo dispuesto en la Cláusula 22.15 (Acceleration) del Contrato de Préstamo.

b)	La fecha de vencimiento a ser incorporada en el Pagaré será aquella fecha en la cual los Prestamistas Originales (Original Lenders, según este término está definido en el Contrato de Préstamo) pretendan ejecutar el Pagaré;

c)	El monto adeudado a ser incorporado en el Pagaré será aquel resultante de la suma de los préstamos (“Loans”, según este término está definido en el Contrato de Préstamo) adeudados por el Deudor bajo el Contrato de Préstamo, a la fecha en que se complete el Pagaré, incluyendo principal e intereses devengados, así como cualquier otro monto devengado o adeudado a los Lenders bajo los Documentos del Financiamiento (“Finance Documents”, según este término está definido en el Contrato de Préstamo).

d)	La tasa de interés compensatorio a ser incorporada en el Pagaré será la tasa de interés a ser completada por el Banco de acuerdo con lo establecido en la Sección 5 del Contrato de Préstamo.

e)	La moneda del monto adeudado bajo el Pagaré estará expresada en Dólares de los Estados Unidos de América – US$.

f)	A fin de completar el Pagaré de conformidad con la presente carta de instrucciones, el Banco no requerirá conformidad ni coordinación previa con el Deudor ni con cualquier otro tercero, salvo por aquellas instrucciones del Agente, conforme al Contrato de Préstamo.

Por la presente declaramos que hemos recibido copia del Pagaré y de la presente carta de instrucciones, y hemos entregado originales de los mismos al Banco.

GOLD FIELDS LA CIMA S. A.

•	RUC N°: 20507828915

•	Dirección: Av. El Derby N° 055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, Distrito de Santiago de Surco, Provincia y Departamento de Lima

•	Representantes:	[—], identificado con DNI N° [—]
[—], identificado con DNI N° [—]

•	Datos de Inscripción de Poderes: Asiento [—] de la Partida N° 11606015 del Registro de Personas Jurídicas del Lima.

SIGNATURES

The Company

GOLD FIELDS LA CIMA S.A.

Address:	Av. El Derby N°055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima

Fax No:	+51-1-437-2817

Attention:	Jorge Redhead

By:

The Original Borrower

GOLD FIELDS LA CIMA S.A.

Address:	Av. El Derby N°055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima

Fax No:	+51-1-437-2817

Attention:	Jorge Redhead

By:

The Original Guarantor

GOLD FIELDS LA CIMA S.A.

Address:	Av. El Derby N°055, Torre 1, Oficina 301, Urbanización Lima Polo and Hunt Club, District of Santiago de Surco, Province and Department of Lima

Fax No:	+51-1-437-2817

Attention:	Jorge Redhead

By:

Signature page to the Facility Agreement

The Arranger

SCOTIABANK EUROPE PLC

By:

The Original Lenders

SCOTIABANK EUROPE PLC

By:

The Agent

THE BANK OF NOVA SCOTIA

Address:

Fax No:

Attention:

By:

The Onshore Security Agent

SCOTIABANK PERU S.A.A.

Address:

Fax No:

Attention:

By:

The Offshore Security Agent

SCOTIABANK EUROPE PLC

Address:

Fax No:

Attention:

By:

Signature page to the Facility Agreement